[GRAPHIC OMITTED]


     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows

     Ultra Short Opportunities Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      (2,757,799)            (0.23)      10,882,273        9.81


     Class B      (387,000)              (0.20)            1,992,360   9.81


     Class C       (2,118,819)            (0.20)            10,112,951      9.81


     Class I        (9,837,738)            (0.25)             39,230,410    9.81